Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

Heliogen, Inc.

Pasadena, California

We hereby consent to the use in the Prospectus constituting a part of this Registration Statement of our report dated May 17, 2021, relating to the financial statements of Heliogen, Inc., which is contained in that Prospectus.

We also consent to the reference to us under the caption “Experts” in the Prospectus.

BDO USA, LLP

Los Angeles, California

January 24, 2022